Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS FOURTH QUARTER AND

YEAR END OPERATING RESULTS

IRVINE, CA (April 8, 2010) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) reported a net loss applicable to common stock of $1,599,000, or $0.02 per share for the quarter ended December 31, 2009 compared with a net loss of $3,130,000, or $0.07 per share for the corresponding prior year period. These reported losses included non-cash stock-based compensation charges for the quarters ended December 31, 2009 and 2008 of approximately $118,000 and $236,000, respectively.

For the fiscal year ended December 31, 2009, Cortex reported a net loss applicable to common stock of $10,788,000, or $0.19 per share compared to a net loss of $14,596,000, or $0.31 per share for the corresponding prior year period.

Non-cash charges for the year ended December 31, 2009 included $2,347,000 related to the beneficial conversion feature of the Company’s 0% Series E Convertible Preferred Stock and its Series F Convertible Preferred Stock issued in April 2009 and July 2009, respectively. Non-cash stock-based compensation charges for the years ended December 31, 2009 and 2008 approximated $573,000 and $1,299,000, respectively.

Excluding the non-cash charges, operating results for the quarter and year ended December 31, 2009 primarily reflect savings resulting from the Company’s reduction in force implemented in March 2009, along with decreased clinical and preclinical development expenses. Clinical studies conducted for AMPAKINE CX717 during 2008 demonstrated that the compound can prevent respiratory depression induced by opiates without affecting the opiates’ pain-relieving properties.

As announced, in March 2010 Cortex sold its rights to CX717 and certain other AMPAKINE compounds to Biovail Laboratories International SRL (“Biovail”) as a potential treatment for respiratory depression and vaso-occlusive crises associated with sickle cell disease. The transaction with Biovail includes a purchase price of up to $10,000,000 and milestone payments of up to $15,000,000 based upon defined clinical development of the subject AMPAKINE compounds.

As a result of the Biovail transaction, Cortex retains its rights to the non-acquired AMPAKINE compounds for indications that have historically been a focus of the Company’s portfolio, including the treatment of neurodegenerative diseases and psychiatric disorders.

Cortex continues to conduct its proof-of-concept clinical study with CX1739 in patients in the U.K. with moderate-to-severe sleep apnea. Earlier financial constraints limited the timing of the study and related patient enrollment. Cortex anticipates receiving top-line results from this study in mid-2010.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Fiscal year ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—

Operating expenses (A):
Research and development	588	2,021	4,598	10,780
General and administrative	886	1,151	3,737	4,259

Total operating expenses	1,474	3,172	8,335	15,039

Loss from operations	(1,474)	(3,172)	(8,335)	(15,039)
Interest income, net	(1)	42	17	443
Loss on sale of fixed assets	(124)	—	(123)	—

Net loss	$(1,599)	$(3,130)	$(8,441)	$(14,596)

Accretion of beneficial conversion feature related to 0% Series E Convertible Preferred Stock	—	—	(832)	—

Accretion of beneficial conversion feature related to Series F Convertible Preferred Stock	—	—	(1,515)	—

Net loss applicable to common stock	$(1,599)	$(3,130)	$(10,788)	$(14,596)

Loss per share:
Basic and diluted	$(0.02)	$(0.07)	$(0.19)	$(0.31)

Shares used in computing per share amounts
Basic and diluted	68,413	47,592	55,783	47,572

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$4	$76	$226	$722
General and administrative	114	160	347	577

	$118	$236	$573	$1,299

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$226	$1,431
Marketable securities	—	2,710
Other current assets	20	155

	246	4,296

Furniture, equipment and leasehold improvements, net	383	809
Other	77	47

Total assets	$706	$5,152

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$2,223	$1,755
Deferred rent liability	11	—
Stockholders’ equity (deficit)	(1,528)	3,397

Total liabilities and stockholders’ equity (deficit)	$706	$5,152

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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